Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PetIQ, Inc.:

We consent to the use of our report dated May 19, 2017, with respect to the balance sheets of PetIQ, Inc. as of December 31, 2016 and February 29, 2016, and our report dated February 24, 2017, with respect to the consolidated balance sheets of PetIQ, LLC as of December 31, 2016 and 2015 and the related consolidated statements of comprehensive loss, member’s equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boise, Idaho

July 19, 2017